Exhibit 99.1
Endeavour Announces
Financial and Operational Results
For Fourth Quarter and Full Year 2009
Houston, March 9, 2010 — Endeavour International Corporation (NYSE-Amex: END) (LSE: ENDV) today reported discretionary cash flow for the fourth quarter of 2009 of $21.4 million compared to $15.7 million in the fourth quarter of 2008. Net income (loss), as adjusted, for the year ended December 31, 2009 was $41.1 million compared to $16.5 million last year. For the full year ended December 31, 2009, discretionary cash flow was $71.4 million.
“For Endeavour, the year 2009 was a period of refining our vision as an independent oil and gas exploration and production company. The funds from the sale of our Norwegian subsidiary supplemented cash flow to accelerate our strategic onshore initiative in the United States and progress the development of four North Sea fields in the United Kingdom,” said William L. Transier, chairman, chief executive officer and president. “The value of our current portfolio has been enhanced by the record reserve replacement rate and increases in proved and probable reserves for the year. We also took steps to improve our financial flexibility through the redemption of a portion of our convertible preferred stock and an amendment to the terms of the agreement that eliminated anti-dilution provisions and reduced the issue’s overall cost of capital.”
On a GAAP basis, net income (loss) was $(29.5) million for the fourth quarter of 2009 as compared to $59.1 million in the same quarter in 2008. On a GAAP basis, net income (loss) was $(41.0) million for the year ended December 31, 2009 as compared to $56.5 million in the same period in 2008. These GAAP basis amounts for the year ended December 31, 2009 include non-cash charges resulting primarily from currency translation, mark-to-market accounting for derivatives and asset impairments totaling $82.1 million as outlined on the attached reconciliation schedule.
Highlights for 2009 and early 2010 are as follows:
Reported record 2P reserve replacement rate for 2009 — Endeavour reported a 49 percent increase in proved and probable reserves for the year and a 2P record reserve replacement ratio of 980 percent of 2009 production based on 1.4 million barrels of oil equivalent (mmboe). Proved and probable reserves at year-end 2009 increased to 38.9 mmboe compared to 26.1 mmboe a year ago excluding Norwegian assets sold during the year. Extensions, discoveries and upward revisions to prior estimates and purchases less production and the reserves associated with the sale of Norwegian assets added 13.7 mmboe during 2009. The majority of the proven reserves added in 2009 are a result of two successful appraisal wells in the Cygnus field, combined with positive production performance from other assets.

Launched onshore U.S. initiative including significant interests in gas shale and frontier plays — During 2009, Endeavour announced an onshore exploration and production program in the United States to pursue opportunities with shorter cycle times and lower costs that complement its growing North Sea asset base. In early 2010, the company acquired asset positions in four resource plays in the highly prospective Haynesville and Marcellus gas shale plays and frontier plays in Alabama and Montana where the company is one of the first participants. Endeavour has acquired interests in 526,000 gross acres (165,000 net acres) in these four areas. During the first quarter of 2010, Endeavour and its partner, Cohort, began drilling two wells in the Haynesville area. Much of the 2010 activity will occur in the Haynesville gas shale play in northern Louisiana where some of the most prolific new wells in the play are being completed.
Projected 2010 capital spending of approximately $90 million — Endeavour expects to fund its planned capital spending from cash on hand and cash flow generated by operations. A significant portion of the budget will be directed at its initiative in the U.S. toward near-term production and reserve adds from the company’s Haynesville portfolio. A majority of the estimated capital spending is within the company’s control and will be increased or curtailed depending on the availability of capital, progress on developments and other opportunities during the year.
Continued progress on three UK field developments with a fourth matured to development phase — Endeavour currently has four field developments in various stages of completion.
•	Rochelle — The field development plan for the Endeavour-operated project has been filed with production expected in 2011. The environmental impact study for the subsea development and pipeline corridor has been completed with no sensitivities identified. Endeavour holds 55.6 percent interest in the field.

•	Cygnus — Appraisal drilling to test two additional fault blocks in the western portion of the field has begun with drilling underway of a well in the fourth fault block. A field development plan has been filed with production from the eastern section of the field expected to begin in 2011. Endeavour has a 12.5 percent interest in the Cygnus area.

•	Bacchus — The development of the Bacchus field in Block 22/6a in the Central North Sea is expected to be sanctioned in 2010 with first production expected to commence in 2011. The discovery well was drilled in 2005 followed by a down-dip sidetrack that tested at 1,000 barrels of oil per day from the upper part of the reservoir. A three-well subsea development tie-back to the Forties field is planned. Endeavour holds a 10 percent interest in the field.

•	Columbus — The host platform has been identified and commercial agreements are under negotiation with first production expected in 2012. Endeavour holds a 25 percent interest in this development.
Demonstrated underlying value of North Sea assets with sale of Norwegian subsidiary for $150 million — In May, Endeavour sold its Norwegian operations for $150 million to a German natural gas utility and industry partner. The sale was a significant strategic step as it monetized a significant asset for investors and increased the company’s financial flexibility to progress its four UK field developments and launch the company’s initiative into onshore U.S. unconventional shale resource plays.

Simplified capital structure for greater financial flexibility — The redemption and amendment of a convertible preferred stock agreement eliminated the significant potential dilution common stockholders faced under the terms of the original agreement. The redemption of $75 million of $125 million in Series C Convertible Preferred Stock included a $25 million cash payment and the issuance of a five-year $50 million subordinated note payable. The remaining $50 million outstanding of Series C Convertible Preferred Stock was amended to reduce the annual dividend rate to 4.5 percent from 8.5 percent and adjust the conversion price to $1.25 per share.
Closed two financing transactions for $45 million to accelerate U.S. shale initiative — In early 2010, Endeavour successfully completed a $25 million lending facility with the Bank of Scotland PLC and a $20.5 million private placement of common stock sold primarily to existing shareholders. The net proceeds from these capital transactions will be used largely to accelerate the company’s 2010 drilling program in the onshore U.S. shale acreage.
Guidance for Year 2010
The table below sets forth estimates for operating statistics for the full year ending December 31, 2010.

Estimated Average Production (A)
Daily Production (BOE per day)	4,500	to	6,000

Differentials (B)
Oil ($/Bbl)	$(5.00)	to	$(6.00)
Gas ($Mcf)	$(0.50)	to	$(0.60)

Gas percentage of Total	55%	to	60%
Lease Operating Expense ($ per barrel)	$8.00	to	$10.00

(A)	Actual results may differ materially from these estimates.

(B)	For purposes of the estimates, assumptions of price differentials are based on location, quality and other factors, excluding the effects of derivative financial instruments. Gas price differentials are stated as premiums (discounts) from Henry Hub pricing, and oil price differentials are stated as premiums (discounts) from West Texas Intermediate pricing.
Earnings Conference Call, Tuesday, March 9, 2010 at 9:00 a.m., Central Standard Time, 3:00 p.m. Greenwich Mean Time
Endeavour will host a conference call and webcast to discuss its 2009 year-end and fourth quarter financial and operating results as well as business plans for 2010 on Tuesday, March 9, 2010 at 9 a.m. Central Standard Time, 3 p.m. Greenwich Mean Time. To participate and ask questions during the conference call, dial the local country telephone number and the confirmation code 1645269. The toll-free numbers are 888-708-5691 in the United States and 0-808-101-1402 in the United Kingdom. Other international callers should dial 913-312-0962 (tolls apply). To listen only to the live audio web cast access Endeavour’s home page at http://www.endeavourcorp.com. A replay will be available beginning at 12:00 p.m. Central Standard Time on March 9 through 12:00 p.m. on March 16 by dialing toll free 888-203-1112 (U.S.) or 719-457-0820 (international), confirmation code 1645269.
Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea and the United States. For more information, visit http://endeavourcorp.com.

Additional information for investors:
Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.
As of January 1, 2010, the Securities and Exchange Commission (SEC) changed its rules to permit oil and gas companies, in their filings with the SEC, to disclose not only proved reserves, but also probable reserves and possible reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations — prior to the time at which contracts providing the right to operate expire. Probable reserves include those additional reserves that a company believes are as likely as not to be recovered and possible reserves include those additional reserves that are less certain to be recovered than probable reserves. We use may use certain terms in our news releases, such as “reserve potential,” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. In addition, we do not represent that the probable or possible reserves described herein meet the recoverability thresholds established by the SEC in its new definitions. Investors are urged to also consider closely the disclosure in our filings with the SEC, available from our website at www.endeavourcorp.com. Endeavour is also subject to the requirements of the London Stock Exchange and considers the disclosures in this release to be appropriate and/or required under the guidelines of that exchange.
For further information:

Endeavour — Investor Relations
Mike Kirksey	+44 (0) 207-451-2381
713-307-8788

Canaccord Adams — UK Broker
Jeffrey Auld	+ 44 (0) 207 050 6500

Pelham Public Relations — UK Media
Philip Dennis	+44 (0) 207 743 6363
Henry Lerwill	+44 (0) 203 178 6242

Endeavour International Corporation
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	December 31,	December 31,
	2009	2008

Assets
Current Assets:
Cash and cash equivalents	$27,287	$31,421
Restricted cash	2,879	20,739
Accounts receivable	14,800	22,325
Prepaid expenses and other current assets	10,118	42,194
Current assets of discontinued operations	—	16,726

Total Current Assets	55,084	133,405

Property and Equipment, Net	266,587	232,346
Goodwill	211,886	213,949
Other Assets	5,322	9,165
Long Term Assets of Discontinued Operations	—	148,605

Total Assets	$538,879	$737,470

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$12,401	$38,630
Current maturities of debt	—	13,000
Accrued expenses and other	17,798	36,642
Current liabilities of discontinued operations	—	22,231

Total Current Liabilities	30,199	110,503

Long-Term Debt	223,385	214,855
Deferred Taxes	80,692	67,299
Other Liabilities	85,412	55,791
Long-term Liabilities of Discontinued Operations	—	46,051

Total Liabilities	419,688	494,499

Commitments and Contingencies

Series C Convertible Preferred Stock:
Face value (liquidation preference)	50,000	125,000
Net non-cash valuations under fair value accounting	9,058	—

Total Series C Convertible Preferred Stock	59,058	125,000

Stockholders’ Equity:	60,133	117,971

Total Liabilities and Stockholders’ Equity	$538,879	$737,470

Endeavour International Corporation
Condensed Consolidated Statement of Operations
(Unaudited)
(Amounts in thousands, except per share data)

	Fourth Quarter		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues	$20,113	$25,469	$62,293	$170,781

Cost of Operations:
Operating expenses	3,321	8,635	17,776	32,317
Depreciation, depletion and amortization	9,192	14,079	34,020	67,326
Impairment of oil and gas properties	13,284	36,970	43,929	36,970
General and administrative	4,925	4,315	16,966	15,932

Total Expenses	30,722	63,999	112,691	152,545

Income (Loss) From Operations	(10,609)	(38,530)	(50,398)	18,236

Other Income (Expense):
Derivatives:
Realized gains (losses)	6,842	2,698	35,422	(28,578)
Unrealized gains (losses)	(17,143)	117,905	(55,598)	76,666
Interest expense	(4,575)	(4,486)	(16,630)	(22,975)
Interest income and other	(552)	3,792	(7,483)	6,626

Total Other Income (Expense)	(15,428)	119,909	(44,289)	31,739

Income (Loss) Before Income Taxes	(26,037)	81,379	(94,687)	49,975
Income Tax Expense (Benefit)	3,319	33,311	(7,158)	24,116

Income (Loss) from Continuing Operations	(29,356)	48,068	(87,529)	25,859

Discontinued Operations, net of tax:
Income (loss) from operations	—	11,042	(774)	30,631
Gain on sale	(112)	—	47,308	—

Income (Loss) from Discontinued Operations	(112)	11,042	46,534	30,631

Net Income (Loss)	(29,468)	59,110	(40,995)	56,490

Preferred Stock Dividends:
Preferred Dividends	1,696	2,696	9,757	10,809
Non-cash valuation under fair value accounting	11,454	—	11,454	—

Preferred Stock Dividends	13,150	2,696	21,211	10,809

Net Income (Loss) to Common Stockholders	$(42,618)	$56,414	$(62,206)	$45,681

Basic Net Income (Loss) per Common Share:
Continuing operations	$(0.33)	$0.35	$(0.84)	$0.12
Discontinued operations	—	0.09	0.36	0.24

Total	$(0.33)	$0.44	$(0.48)	$0.36

Diluted Net Income (Loss) per Common Share:
Continuing operations	$(0.33)	$0.24	$(0.84)	$0.15
Discontinued operations	—	0.05	0.36	0.17

Total	$(0.33)	$0.29	$(0.48)	$0.32

Weighted Average Number of Common Shares Outstanding:
Basic	130,721	128,148	130,291	128,312

Diluted	130,721	212,661	130,291	178,312

Endeavour International Corporation
Condensed Consolidated Statement of Cash Flows
(Unaudited)
(Amounts in thousands)

	Year Ended December 31,
	2009	2008
Cash Flows from Operating Activities:
Net income (loss)	$(40,995)	$56,490
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	38,701	81,734
Impairment of oil and gas properties	43,929	36,970
Deferred tax expense	4,599	17,682
Unrealized (gain) loss on derivatives	55,598	(76,666)
Gain on sale of Norwegian operations	(47,308)	—
Other operating activities	16,835	4,597
Changes in operating assets and liabilities	(15,648)	12,373

Net Cash Provided by Operating Activities	55,711	133,180

Cash Flows From Investing Activities:
Capital expenditures	(131,393)	(66,370)
Proceeds from sales, net of cash	144,653	259
Decrease in restricted cash	17,860	1,260

Net Cash Provided by (Used in) Investing Activities	31,120	(64,851)

Cash Flows From Financing Activities:
Repayments of borrowings	(64,458)	(120,000)
Borrowings under debt agreements	1,400	88,000
Redemption of preferred stock	(25,000)	—
Dividends paid	(9,625)	(10,625)
Financing costs paid	—	(3,538)
Other financing	(17)	(450)

Net Cash Used in Financing Activities	(97,700)	(46,613)

Net Increase (Decrease) in Cash and Cash Equivalents	(10,869)	21,716
Cash and Cash Equivalents, Beginning of Period	38,156	16,440

Cash and Cash Equivalents, End of Period	$27,287	$38,156

Cash and Cash Equivalents, End of Period:
Continuing operations	$27,287	$31,421
Discontinued operations	—	6,735

Total	$27,287	$38,156

Endeavour International Corporation
Operating Statistics
(Unaudited)

	Fourth Quarter		Year Ended December 31,

	2009	2008	2009	2008

Sales volume (1)
Oil and condensate sales (Mbbls):
United Kingdom	196	198	690	1,032
United States	3	—	4	—

Continuing operations	199	198	694	1,032
Discontinued operations — Norway	—	181	310	726

Total	199	379	1,004	1,758

Gas sales (MMcf):
United Kingdom	966	1,383	3,743	6,532
United States	190	—	320	—

Continuing operations	1,156	1,383	4,063	6,532
Discontinued operations — Norway	—	682	686	2,322

Total	1,156	2,065	4,749	8,854

Oil equivalent sales (MBOE)
United Kingdom	357	429	1,314	2,121
United States	34	—	58	—

Continuing operations	391	429	1,372	2,121
Discontinued operations — Norway	—	294	425	1,113

Total	391	723	1,797	3,234

Total BOE per day	4,258	7,859	4,923	8,835

Physical production volume (BOE per day):
United Kingdom	3,651	5,029	3,669	5,804
United States	483	—	162	—

Continuing operations	4,134	5,029	3,831	5,804
Discontinued operations — Norway	—	3,680	1,156	3,033

Total	4,134	8,709	4,987	8,837

Realized Prices (2)
Oil and condensate price ($ per Bbl):
Before commodity derivatives	$71.47	$50.23	$52.15	$90.53
Effect of commodity derivatives	14.55	8.35	22.51	(14.50)

Realized prices including commodity derivatives	$86.02	$58.58	$74.66	$76.03

Gas price ($ per Mcf):
Before commodity derivatives	$5.09	$10.82	$5.77	$11.44
Effect of commodity derivatives	3.41	(0.23)	2.69	(0.35)

Realized prices including commodity derivatives	$8.50	$10.59	$8.46	$11.09

Equivalent oil price ($ per BOE):
Before commodity derivatives	$51.35	$57.22	$44.44	$80.54
Effect of commodity derivatives	17.47	3.73	19.71	(8.84)

Realized prices including commodity derivatives	$68.82	$60.95	$64.15	$71.70

(1)	We record oil revenues on the sales method, i.e. when delivery has occurred. Actual production may differ based on the timing of tanker liftings. We use the entitlements method to account for sales of gas production.

(2)	The average sales prices reflect both our continuing and discontinued operations and include realized gains and losses for derivative contracts we utilize to manage price risk related to our future cash flows.

Endeavour International Corporation
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)
(Amounts in thousands)
As required under Regulation G of the Securities Exchange Act of 1934, provided below are reconciliations of net income (loss) to the following non-GAAP financial measures: net income, as adjusted, Adjusted EBITDA and discretionary cash flow. We use these non-GAAP measures as key metrics for our management and to demonstrate our ability to internally fund capital expenditures and service debt. The non-GAAP measures are useful in comparisons of oil and gas exploration and production companies as they exclude non-operating fluctuations in assets and liabilities.

	Fourth Quarter		Year Ended December 31,

	2009	2008	2009	2008

Net income (loss)	$(29,468)	$59,110	$(40,995)	$56,490

Depreciation, depletion and amortization	9,192	17,661	38,701	81,734
Impairment of oil and gas properties	13,284	36,970	43,929	36,970
Deferred tax expense	7,868	23,250	4,599	17,682
Gain on asset sales	112	—	(47,308)	—
Unrealized (gain) loss on derivatives	17,143	(117,905)	55,598	(76,666)
Other	3,257	(3,348)	16,835	4,597

Discretionary Cash Flow (1)	$21,388	$15,738	$71,359	$120,807

Net income (loss)	$(29,468)	$59,110	$(40,995)	$56,490

Impairment of oil and gas properties (net of tax) (2)	12,275	18,485	28,263	18,485
Unrealized (gain) loss on derivatives (net of tax) (3)	10,070	(59,293)	33,702	(37,743)
Currency impact on deferred taxes	11,980	(16,506)	20,123	(20,709)

Total adjustments	34,325	(57,314)	82,088	(39,967)

Net Income as Adjusted	$4,857	$1,796	$41,093	$16,523

Net income (loss)	$(29,468)	$59,110	$(40,995)	$56,490

Unrealized (gain) loss on derivatives	17,143	(117,905)	55,598	(76,666)
Net interest expense	4,560	4,118	16,420	21,301
Depreciation, depletion and amortization	9,192	17,661	38,701	81,734
Impairment of oil and gas properties	13,284	36,970	43,929	36,970
Income tax expense (benefit)	3,318	33,728	(1,729)	56,729
Gain on asset sales	112	—	(47,308)	—

Adjusted EBITDA	$18,141	$33,682	$64,616	$176,558

(1)	Discretionary cash flow is equal to cash flow from operating activities before the changes in operating assets and liabilities.

(2)	Net of tax benefits of $(1,009), $(18,485), $(15,666) and $(18,485), respectively.

(3)	Net of tax expense (benefit) of $(7,073), $58,612, $(21,896) and $38,923, respectively.